EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed on or about July 7, 2021, pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AgriFORCE Growing Systems, Ltd. as of and for the years ended December 31, 2020 and 2019 , which report which appears in the Registration Statement on Form S-1 (No. 333-251380). We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

July 7, 2021